Exhibit 99.1

July 24, 2008

BY FACSIMILE AND OVERNIGHT COURIER

Craig O. Morrison

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio  43215

Facsimile: (614) 225-7495

Joshua J. Harris

Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, NY  10019
Facsimile: (212) 515-3288

Dear Josh and Craig:

We recently have been approached on an unsolicited basis by several financial investors (the “Potential Investors”) that have expressed an interest in providing supplemental financing to Hexion in connection with our Merger.  We seek your consent to our sharing Hexion confidential information and materials, particularly the Commitment Letter, dated July 11, 2007, between Hexion and Credit Suisse and Deutsche Bank, with the Potential Investors.  Let me describe why we believe you should provide that consent.

Let me first reiterate our strongly held view that the financing contemplated by the existing Commitment Letter is more than adequate to consummate our Merger and that Hexion, following consummation of the Merger, will be solvent.  Unfortunately, your public statements to the contrary have given rise to concern in some quarters that the financing might be inadequate to permit our Merger to be completed and even more troubling, that your lack of financing may in some way excuse you from consummating the Merger.  The Potential Investors, responding to those concerns, have suggested that they would be willing to provide financing to Hexion that would supplement the financing available under the Commitment Letter, in order to facilitate the closing of the Merger and provide the post-merger Hexion with additional working capital, while at the same time eliminating any possible concern about the solvency of the post-merger Hexion that may have been raised in the minds of the lenders under the Commitment Letter.

10003 Woodloch Forest Drive, The Woodlands, Texas 77380

Tel:  281-719-6000 Fax:  281-719-6416 www.huntsman.com

The Merger Agreement, to which you agreed after lengthy negotiations, is clear:  your obligation to consummate the Merger is not conditioned upon Hexion’s obtaining financing.  Hexion represented that the funds to be provided under the Commitment Letter would be adequate to consummate the Merger and that Hexion, as the surviving corporation of the Merger, would be solvent.  Moreover, Hexion agreed and principals of Apollo assured our board of directors personally, that you would take all actions and do all things, “necessary, proper or advisable” to satisfy all terms and conditions in the Commitment Letter, consummate the financing and close the Merger.

We understand from your prior communications that you are seeking Alternative Financing as contemplated by the Merger Agreement.  We have previously indicated that we believe these efforts are misplaced, because the Commitment Letter is still in effect.  If you truly believe there are issues regarding the solvency of a post-merger Hexion or the sufficiency of funds available under the Commitment Letters, you are required by the Merger Agreement to seek to arrange supplemental or additional financing that solves those problems.  Since it is in the best interests of Huntsman and its stockholders that we assist you in obtaining that supplemental or additional financing, we are prepared to pursue discussions with the Potential Investors to assist Hexion in living up to its obligations under our Merger Agreement.  We would expect to receive executed confidentiality agreements from the Potential Investors prior to providing them with confidential information and we would continue to comply in all respects with the terms of the Merger Agreement.

The conditions to the Merger can and will be satisfied, and the conditions to Commitment Letter can and will be satisfied as well.  All that is required is for you to satisfy the obligations you agreed to approximately one year ago.  We believe that we can help you secure additional financing and allay your alleged fears regarding solvency or funding.  If both your public statements and your statements to us that you are working to consummate the Merger are true, you should welcome our assistance with the Potential Investors.  We look forward to receiving your consent shortly, and please do not hesitate to contact me directly with any questions or comments that you may have regarding our request.

Sincerely,

Peter R. Huntsman

President and Chief Executive Officer

Agreed and Accepted
as of the date first written above

Hexion Specialty Chemicals, Inc.

By:
Name:
Title:

cc:	William Carter	Jeffrey B, Floyd
	Hexion Specialty Chemicals, Inc.	Vinson & Elkins L.L.P.
	180 East Broad Street	1001 Fanin, Suite 2500
	Columbus, Ohio 43215	Houston, Texas 77002
	Facsimile: (614) 225-7495	Facsimile: (713) 615-5660

	Andrew J. Nussbaum	John A. Marzulli, Jr.
	Wachtell, Lipton, Rosen & Katz	Shearman & Sterling LLP
	51 West 52nd Street	599 Lexington Avenue
	New York, New York 10019	New York, New York 10022
	Facsimile: (212) 403-2000	Facsimile: (212) 848-7179